Exhibit 4.1

EXECUTION VERSION

ADDITIONAL NOTES SUPPLEMENTAL INDENTURE

ADDITIONAL NOTES SUPPLEMENTAL INDENTURE (this “Additional Notes Supplemental Indenture”) dated as of December 13, 2012 (the “Additional Notes Issue Date”), among CAESARS OPERATING ESCROW LLC, a Delaware limited liability company (“Escrow LLC”), and CAESARS ESCROW CORPORATION, a Delaware corporation (“Escrow Corporation” and, together with Escrow LLC, the “Escrow Issuers”), CAESARS ENTERTAINMENT CORPORATION, a Delaware corporation (the “Parent Guarantor”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Escrow Issuers and the Parent Guarantor have heretofore executed and delivered to the Trustee an indenture (the “Base Indenture”) dated as of August 22, 2012, providing for the issuance of 9% Senior Secured Notes due 2020 (the “Existing Notes”), initially in the aggregate principal amount of $750,000,000;

WHEREAS, Caesars Entertainment Operating Company, Inc., a Delaware corporation (“CEOC”), has heretofore executed and delivered to the Trustee a supplemental indenture (the “Prior Assumption Indenture” and, together with the Base Indenture, and as further amended, supplemented or otherwise modified, the “Existing Indenture”) dated as of October 5, 2012, pursuant to which the Company assumed all of the obligations of the Escrow Issuers under the Base Indenture and the Existing Notes;

WHEREAS, pursuant to Section 2.01 of the Existing Indenture, the Escrow Issuers may issue Additional Notes under the Existing Indenture subject to certain conditions as set forth therein;

WHEREAS, the Escrow Issuers desire to issue an additional $750,000,000 aggregate principal amount of such Additional Notes (hereinafter, the “Additional Notes”);

WHEREAS, pursuant to Section 9.01(a) of the Existing Indenture, the Escrow Issuers, the Parent Guarantor and the Trustee are authorized to execute and deliver this Additional Notes Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Escrow Issuers, the Parent Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes (as defined in the Existing Indenture) as follows:

1. Defined Terms. As used in this Additional Notes Supplemental Indenture, terms defined in the Existing Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “holders” in this Additional Notes Supplemental Indenture shall refer to the term “holders” as defined in the Existing Indenture and the Trustee acting on behalf of and for the benefit of such holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Additional Notes Supplemental Indenture refer to this Additional Notes Supplemental Indenture as a whole and not to any particular section hereof.

a. For purposes of the Existing Indenture, the following terms shall have the meaning indicated below with respect to the Additional Notes:

i. “Additional Notes Issue Date” means December 13, 2012.

ii. “CEOC Assumption” means, with respect to the Additional Notes, the consummation of the transactions whereby CEOC will assume all of the obligations of the Escrow Issuers under the Additional Notes and the Additional Notes Supplemental Indenture pursuant to a supplemental indenture and other agreements.

iii. “Conditions Precedent Date” means, in respect of the Additional Notes, March 15, 2013.

iv. “Escrow Agreement” means the Escrow Agreement, dated as of December 13, 2012, among U.S. Bank National Association, as escrow agent and securities intermediary, the Trustee and the Escrow Issuers.

v. “Escrow Period” means, with respect to the Additional Notes, that period beginning on the Additional Notes Issue Date and ending on the date on which the funds held in the escrow account are released upon satisfaction of all conditions precedent to such release, as set forth in the Escrow Agreement.

vi. “Escrow Redemption Date” means, with respect to the Additional Notes, the date that is no later than 30 days after the Conditions Precedent Date with respect to the Additional Notes.

vii. “Escrow Redemption Price” means, with respect to the Additional Notes, an amount of cash equal to $757,687,500 (which amount includes the Pre-Funded Interest Amount), plus interest accrued and unpaid on $750,000,000 from the Additional Notes Issue Date to, but excluding, the Escrow Redemption Date, calculated using a rate of 9.00% per annum.

viii. “Pre-Funded Interest Amount” means an amount of cash equal to accrued interest on $750,000,000 from the Issue Date to (but excluding) the Additional Notes Issue Date, calculated using a rate of 9.00% per annum, funded by the purchasers of the Additional Notes in connection with the issuance of the Additional Notes on the Additional Notes Issue Date.

2. Additional Notes. The Escrow Issuers shall issue the Additional Notes under the Existing Indenture, subject to compliance with the terms thereof, with such Additional Notes to have identical terms, from and after the CEOC Assumption, to those of the Existing Notes; provided that:

a. The aggregate amount of Additional Notes to be authenticated and delivered under this Additional Notes Supplemental Indenture on the Additional Notes Issue Date is $750,000,000;

b. The issue price of the Additional Notes is 98.25%, plus accrued interest from August 22, 2012;

c. The Additional Notes will be issued on the Additional Notes Issue Date;

d. The Additional Notes shall be issued as “Initial Notes” under the Existing Indenture (including Appendix A thereto), shall in all respects be subject to the terms applicable to Initial Notes as provided in Appendix A to the Existing Indenture, except that:

i. “Purchase Agreement” means the Purchase Agreement dated December 6, 2012 among the Escrow Issuers, the Parent Guarantor and the Representative of the Initial Purchasers entered into in connection with the sale and issuance of the Additional Notes.

ii. “Registration Rights Agreement” means (a) the Registration Rights Agreement dated as of December 13, 2012 among the Issuer, the Parent Guarantor and the Representative of the Initial Purchasers relating to the Additional Notes and (b) any other similar registration rights agreement relating to Additional Notes.

e. The Additional Notes shall be issuable in whole or in part in the form of one or more Global Notes as provided in Section 2.1(b) of Appendix A to the Existing Indenture and in the form provided in Exhibit A to the Existing Indenture (except that the Additional Notes shall bear the name and signature of the Escrow Issuers rather than the Company, and, until the Additional Notes and the Existing Notes are exchanged for freely tradable notes, the Additional Notes shall bear different CUSIP and ISIN Numbers). The Additional Notes shall be registered in the name of the Depository (as defined in Appendix A to the Existing Indenture) or the nominee of such Depository, in each case for credit to an account of an Agent Member (as defined in Appendix A of the Existing Indenture);

f. The Additional Notes shall be, and may be exchanged or transferred on, the terms provided for Initial Notes in Appendix A to the Existing Indenture;

g. After the CEOC Assumption, the Additional Notes and the Existing Notes shall be a single class for all purposes under the Existing Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; and

h. Holders of Additional Notes shall have the benefit of a separate Registration Rights Agreement dated the date hereof.

3. Ratification of Existing Indenture; Additional Notes Supplemental Indenture Part of Existing Indenture. Except as expressly amended hereby, the Existing Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Additional Notes Supplemental Indenture shall form a part of the Existing Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4. Governing Law. THIS ADDITIONAL NOTES SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

5. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Additional Notes Supplemental Indenture.

6. Counterparts. The parties may sign any number of copies of this Additional Notes Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

8. Severability. In case any provision of this Additional Notes Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Additional Notes Supplemental Indenture to be duly executed as of the date first above written.

CAESARS OPERATING ESCROW LLC

By:	/s/ Michael D. Cohen
Name: Michael D. Cohen
Title: Secretary

CAESARS ESCROW CORPORATION

By:	/s/ Michael D. Cohen
Name: Michael D. Cohen
Title: Secretary

CAESARS ENTERTAINMENT CORPORATION, as Parent Guarantor

By:	/s/ Michael D. Cohen
Name: Michael D. Cohen
Title: Senior Vice President, Deputy General Counsel and Corporate Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Raymond S. Haverstock
Name: Raymond S. Haverstock
Title: Vice President